Exhibit 99.1

VEECO INSTRUMENTS AND FEI COMPANY JOINT ANNOUNCEMENT

        Woodbury, NY and Hillsboro, OR—December 16, 2002—Veeco Instruments Inc. (Nasdaq: VECO) and FEI Company (Nasdaq: FEIC) jointly announced today that they will not be able to complete their previously announced merger by December 31, 2002. Under the terms of the Merger Agreement, if the merger is not consummated by December 31, 2002, either party has the right to terminate the Merger Agreement. The parties are currently discussing modifications to the Merger Agreement, including whether to amend the Merger Agreement to extend the December 31, 2002 date referred to above. The merger also remains subject to the parties obtaining the necessary antitrust and other regulatory approvals. There can be no assurance that the parties will reach agreement on any modifications to the Merger Agreement, that they will extend the date for completing the merger, that the closing conditions to the merger will be met, including obtaining the necessary regulatory approvals, or that the merger will be consummated at all. For more information on the terms of the Merger Agreement, please refer to the registration statement on Form S-4 filed by Veeco with the Securities and Exchange Commission, which is available free of charge from the SEC's website at www.sec.gov.

        Veeco Instruments Inc. is a worldwide leader in metrology tools and process equipment for the semiconductor, data storage, telecommunications/wireless, and scientific research markets. Veeco's manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

        FEI is the 3D innovator and leading supplier of Structural Process Management™ solutions to semiconductor, data storage, structural biology and industrial companies. FEI's industry leading Dual-Beam™ and single column focused ion and electron beam products allow advanced three-dimensional metrology, device editing, trimming, and structural analysis for management of sub-micron structures. Headquartered in Hillsboro, Oregon, FEI has additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, The Netherlands; and Brno, Czech Republic. Additional information on FEI can be found at http://www.feicompany.com.